Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS RESULTS FOR ITS FOURTH QUARTER AND FISCAL YEAR 2019

JASPER, IN (July 31, 2019) - Kimball Electronics, Inc. (NASDAQ: KE) today announced financial results for its fourth quarter and fiscal year ended June 30, 2019.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2019 (1)	2018	2019 (1)	2018
Net Sales	$318,621	$276,768	$1,181,844	$1,072,061
Operating Income (2)	$10,319	$11,266	$42,060	$42,038
Adjusted Operating Income (non-GAAP) (2) (3)	$10,104	$11,266	$41,753	$42,038
Operating Income %	3.2%	4.1%	3.6%	3.9%
Adjusted Operating Income (non-GAAP) %	3.2%	4.1%	3.5%	3.9%
Net Income	$7,525	$5,784	$31,558	$16,752
Adjusted Net Income (non-GAAP) (3)	$7,362	$7,193	$31,074	$34,611
Diluted EPS	$0.29	$0.22	$1.21	$0.62
Adjusted Diluted EPS (non-GAAP) (3)	$0.29	$0.27	$1.19	$1.28
(1) As of the beginning of fiscal year 2019, the Company adopted the new accounting standard on Revenue from Contracts with Customers on a modified retrospective basis. The impact of the adoption was not material to the results of operations for the three months ended June 30, 2019. For the fiscal year ended June 30, 2019, the adoption increased Net Sales $8.7 million, increased Net Income $0.8 million, and Diluted EPS increased $0.03. The prior periods were not restated.
(2) Prior period amounts have been restated to reflect the retrospective adoption of new accounting guidance on improving the presentation of net periodic pension cost and net periodic postretirement benefit cost.
(3) A reconciliation of GAAP and non-GAAP financial measures is included below.
Donald D. Charron, Chairman and Chief Executive Officer, stated, “Fiscal year 2019 was another record-breaking year for our company as we reached a new high in net sales and achieved double-digit sales growth for the fourth time in the past five years.”
Mr. Charron continued, “We are extremely pleased with the success that we have had with the organic growth of our business, even while experiencing softness in select markets. We recognize that there is still work to do to achieve our profitability goals. As new programs ramp up to projected run rates and we drive improvements in the GES operations, we expect to realize the leverage from our sales growth. With the dedication and commitment of our associates around the world, we will continue our relentless pursuit to create greater value for our Share Owners.”
Fourth Quarter Fiscal Year 2019 Overview:

•
Consolidated net sales set a new quarterly record while increasing 15% compared to the fourth quarter of fiscal year 2018. The GES acquisition added 2% to net sales during the quarter while unfavorable foreign currency movements decreased net sales by approximately 3% compared to the prior year fourth quarter.

•	Operating activities provided cash of $12.2 million during the quarter, which compares to cash provided by operating activities of $19.3 million in the fourth quarter of fiscal year 2018.

•
Cash conversion days (“CCD”) for the quarter ended June 30, 2019 were 77 days, up from 63 days in the same quarter last year largely related to an increase in raw material inventories to maintain appropriate buffer stock levels in the tight supply environment. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.

•	Investments in capital expenditures were $9.8 million during the quarter.

•	Cash and cash equivalents were $49.3 million and borrowings outstanding on credit facilities were $126.2 million at June 30, 2019, including $91.5 million classified as long-term.

Net Sales by Vertical Market:

	Three Months Ended
	June 30,
(Amounts in Millions)	2019	2018	Percent Change
Automotive	$128.7	$114.7	12%
Medical	100.5	86.4	16%
Industrial	68.3	57.0	20%
Public Safety	16.1	15.9	1%
Other	5.0	2.8	83%
Total Net Sales	$318.6	$276.8	15%
Fiscal Year 2019 Overview:

•	Net sales increased 10% from the prior fiscal year, setting a new annual net sales record of $1.18 billion.

•	Cash flow used by operating activities for fiscal year 2019 was $6.7 million.

•	Investments in capital expenditures were $25.8 million and cash paid, net of cash acquired, for the GES acquisition was $43.9 million during fiscal year 2019.

•	Return on invested capital (“ROIC”) was 8.7% for fiscal year 2019, down from 10.1% for the prior fiscal year (see reconciliation of non-GAAP financial measures for ROIC calculation).

•	During the year, $23.4 million was returned to Share Owners in the form of common stock repurchases.
Financial Goals

•	Net sales goal remains 8% annual organic growth rate.

•	Operating income percent goal remains 4.5%.

•	ROIC long-term goal remains 12.5%.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions, ramp up of new operations, global economic conditions, geopolitical environment, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, impact related to tariffs and other trade barriers, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2018.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of share owners’ equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. These measures include adjustments in the fiscal year ended June 30, 2019 and in the three months and fiscal year ended June 30, 2018 related to adjustments to the provision for income taxes resulting from the U.S. Tax Cuts and Jobs Act (“Tax Reform”), and for the three months and fiscal year ended June 30, 2019, for proceeds from lawsuit settlements. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the provisional tax adjustments resulting from Tax Reform and proceeds from the lawsuit settlements. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions excludes these items to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	August 1, 2019
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	8487695
The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2019 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2019 (1)		June 30, 2018
Net Sales	$318,621	100.0%	$276,768	100.0%
Cost of Sales (2)	295,399	92.7%	253,993	91.8%
Gross Profit (2)	23,222	7.3%	22,775	8.2%
Selling and Administrative Expenses (2)	13,118	4.2%	11,509	4.1%
Other General Income	(215)	(0.1)%	—	—%
Operating Income (2)	10,319	3.2%	11,266	4.1%
Other Income (Expense), net (2)	(1,605)	(0.5)%	(1,041)	(0.4)%
Income Before Taxes on Income	8,714	2.7%	10,225	3.7%
Provision for Income Taxes	1,189	0.3%	4,441	1.6%
Net Income	$7,525	2.4%	$5,784	2.1%

Earnings Per Share of Common Stock:
Basic	$0.30		$0.22
Diluted	$0.29		$0.22

Average Number of Shares Outstanding:
Basic	25,450		26,642
Diluted	25,622		26,851

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2019 (1)		June 30, 2018
Net Sales	$1,181,844	100.0%	$1,072,061	100.0%
Cost of Sales (2)	1,093,438	92.5%	986,031	92.0%
Gross Profit (2)	88,406	7.5%	86,030	8.0%
Selling and Administrative Expenses (2)	46,653	3.9%	43,992	4.1%
Other General Income	(307)	—%	—	—%
Operating Income (2)	42,060	3.6%	42,038	3.9%
Other Income (Expense), net (2)	(3,575)	(0.3)%	2,737	0.3%
Income Before Taxes on Income	38,485	3.3%	44,775	4.2%
Provision for Income Taxes	6,927	0.6%	28,023	2.6%
Net Income	$31,558	2.7%	$16,752	1.6%

Earnings Per Share of Common Stock:
Basic	$1.22		$0.63
Diluted	$1.21		$0.62

Average Number of Shares Outstanding:
Basic	25,857		26,745
Diluted	26,082		27,007
(1) As of July 1, 2018, the Company adopted the new accounting standard on Revenue from Contracts with Customers on a modified retrospective basis. The impact of the adoption was not material to the results of operations for the three months ended June 30, 2019. For the fiscal year ended June 30, 2019, the adoption increased Net Sales $8.7 million, increased Net Income $0.8 million, and Diluted EPS increased $0.03. The prior periods were not restated.
(2) The Condensed Consolidated Statements of Income for the three months and fiscal year ended June 30, 2018 have been retrospectively restated for the adoption of new accounting guidance on improving the presentation of net periodic pension cost and net periodic postretirement benefit cost.

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2019	2018
Net Cash Flow (used for) provided by Operating Activities	$(6,748)	$40,200
Net Cash Flow used for Investing Activities	(68,709)	(26,214)
Net Cash Flow provided by (used for) Financing Activities	79,430	(12,603)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,125)	490
Net Increase in Cash and Cash Equivalents	2,848	1,873
Cash and Cash Equivalents at Beginning of Period	46,428	44,555
Cash and Cash Equivalents at End of Period	$49,276	$46,428

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2019	June 30, 2018
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$49,276	$46,428
Receivables, net	225,555	173,559
Contract assets (1)	51,929	—
Inventories (1)	203,840	201,596
Prepaid expenses and other current assets	24,713	15,405
Property and Equipment, net	143,629	137,210
Goodwill	16,104	6,191
Other Intangible Assets, net	22,188	4,375
Other Assets (1)	24,877	23,994
Total Assets	$762,111	$608,758

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$34,713	$8,337
Accounts payable	197,001	187,788
Accrued expenses (1)	43,196	32,446
Long-term debt under credit facilities, less current portion	91,500	—
Long-term income taxes payable	9,765	12,361
Other	16,082	12,299
Share Owners’ Equity (1)	369,854	355,527
Total Liabilities and Share Owners’ Equity	$762,111	$608,758
(1) The Company adopted new accounting guidance for the recognition of revenue from contracts with customers on a modified retrospective basis as of July 1, 2018. As a result of the adoption of this new guidance, on July 1, 2018, the Company recognized Contract assets of $43.2 million, reduced Inventories by $39.2 million, reduced Other Assets by $0.9 million, increased Accrued expenses by $0.2 million, and increased retained earnings in Share Owners’ Equity by $3.1 million.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating Income, as reported (1)	$10,319	$11,266	$42,060	$42,038
Less: Pre-tax Settlement Proceeds from Lawsuits	215	—	307	—
Adjusted Operating Income (1)	$10,104	$11,266	$41,753	$42,038

Net Income excluding Tax Reform and Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Income, as reported	$7,525	$5,784	$31,558	$16,752
Add: Adjustments to Provision for Income Taxes from Tax Reform during measurement period	—	1,409	(251)	17,859
Less: After-tax Settlement Proceeds from Lawsuits	163	—	233	—
Adjusted Net Income	$7,362	$7,193	$31,074	$34,611

Diluted Earnings per Share excluding Tax Reform and Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Diluted Earnings per Share, as reported	$0.29	$0.22	$1.21	$0.62
Add: Adjustments to Provision for Income Taxes from Tax Reform during measurement period	—	0.05	(0.01)	0.66
Less: Impact of Settlement Proceeds from Lawsuits	—	—	0.01	—
Adjusted Diluted Earnings per Share	$0.29	$0.27	$1.19	$1.28

Return on Invested Capital (ROIC)
			Fiscal Year Ended
			June 30,
			2019	2018
Operating Income (GAAP) (1)			$42,060	$42,038
Less: Pre-tax Settlement Proceeds from Lawsuits			$307	$—
Adjusted Operating Income (non-GAAP) (1)			$41,753	$42,038
Tax Effect (2)			$7,729	$9,715
After Tax Adjusted Operating Income			$34,024	$32,323
Average Invested Capital (3)			$390,528	$319,074
ROIC			8.7%	10.1%

(1) Prior period Operating Income has been retrospectively restated for the adoption of new accounting guidance on improving the presentation of net periodic pension cost and net periodic postretirement benefit cost.
(2) Accumulated tax effect utilizing the applicable quarterly effective tax rates, excludes adjustments to provision for income taxes related to the U.S. Tax Cuts and Jobs Act.
(3) Average Invested Capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.